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                                  EXHIBIT 99.1

                                  PRESS RELEASE

The following is the text of a press release issued by Genesco Inc. on July 30, 2002.



FINANCIAL CONTACT:   JAMES S. GULMI (615) 367-8325
MEDIA CONTACT:       CLAIRE S. MCCALL (615) 367-8283



                 GENESCO REVISES SALES AND EARNINGS GUIDANCE FOR
                         SECOND QUARTER AND FISCAL 2003

NASHVILLE, Tenn., July 30, 2002 --- Genesco Inc. (NYSE: GCO) today announced revised sales and earnings guidance for the second quarter ending August 3, 2002, and the current fiscal year. The Company also announced that it would recognize professional fees and expenses of approximately $0.3 million, after tax, or $0.01 per diluted share, associated with the discontinuation of work related to a strategic acquisition in the second quarter.

         Genesco stated that it expects to report total sales for the quarter in the range of $174 million to $176 million, compared to $166.5 million for the second quarter ended August 4, 2001, and expects total same store sales gains to be in the low single digits. Before the acquisition-related corporate expenses, the Company expects diluted earnings per share in the range of $0.18 to $0.19, compared to $0.26 in second quarter last year. Including the acquisition-related expenses, it expects diluted earnings per share to be in the range of $0.17 to $0.18.

         Hal N. Pennington, president and chief executive officer, said, "We were tracking our previously announced guidance until our Journeys business slowed last week. The last two weeks of July historically account for approximately 20% to 25% of Journeys' sales for the quarter. The weakening of Journeys' comparable sales coincided with what we believe to be a general weakening in the retail environment, and with the beginning of an annual end-of-summer promotion of a single product line which has boosted late July sales for many years. With a sharper than expected shift in consumer preference away from this line, this year's promotion did not drive sales to the extent we had anticipated. We now expect low single-digit negative




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comparable sales for Journeys for the quarter. Journeys' management team believes they are well-positioned for the fall, once back-to-school gets fully underway.

         "Johnston & Murphy's comparable sales should be slightly negative for the quarter and wholesale sales have continued to be impacted by heavy promotional activity in the department store channels and some lost sales due to low inventory levels. The new product line for fall is being well-received by retailers, and our efforts to strengthen this business continue.

         "On the positive side, the Jarman division continues to exceed our expectations. We look for the combination of Jarman and Underground Station to report comparable sales increases of about 18% to 20% for the quarter. In addition, while inventory shortages in key styles and sizes caused Dockers to perform below our expectations for the quarter, demand for its product continues strong, and we expect to see improvement in this business the second half of the year."

         Pennington further commented, "With regard to the corporate expense charge, we had been carefully analyzing a potential acquisition over the past few months, but after significant due diligence, we concluded that the transaction was not in our best interests at this time."

         The Company also stated that it did not anticipate disclosing specific information concerning the transaction formerly under consideration due to confidentiality obligations to the target.

         "Given the current environment, we believe it is prudent to adopt a more conservative stance with regard to the remainder of the year," Pennington said. "Accordingly, we are also revising our guidance for the full fiscal year."

         The Company now expects the current fiscal year's sales to range from $818 million to $833 million and diluted earnings per share to range from $1.50 to $1.57, including the acquisition-related expenses. For the third quarter, the Company expects sales to range from $204 million to $210 million and diluted earnings per share to range from $0.32 to $0.35. For the fourth quarter, the Company expects sales to range from $248 million to $255 million and diluted earnings per share to range from $0.68 to $0.71. Comparable sales gains in the second half of the year are now expected to be low single digits for Journeys, mid to high teens for Jarman, low single digits for Johnston & Murphy and overall low to mid single digits for Genesco.

         The Company plans to release its second quarter earnings and host its quarterly conference call on Wednesday, August 21, 2002.



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         The forward-looking statements in this release involve a number of risks and uncertainties. Actual results could be materially different. The factors that could cause materially different results include lower than expected consumer demand for the Company's products, whether caused by weakness in the overall economy or changes in fashions or tastes that the Company fails to anticipate or respond appropriately to, changes in buying patterns by significant wholesale customers, disruptions in product supply or distribution, including the impact of opening a new distribution center, the inability to adjust inventory levels to sales and changes in business strategies by the Company's competitors, among other factors. Other factors that could cause results to differ from expectations include the Company's ability to open, staff and support additional retail stores on schedule and at acceptable expense levels, and the outcome of litigation and environmental matters involving the Company. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such Company statements.

         Genesco, based in Nashville, sells footwear and accessories in more than 940 retail stores in the U.S., principally under the names Journeys, Journeys Kidz, Johnston & Murphy, Jarman and Underground Station, and on internet websites www.journeys.com and www.johnstonmurphy.com The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers brand. Additional information on Genesco and its operating divisions may be accessed at its website www.genesco.com.